EXHIBIT 1.1

Bylaws of

EMBRAER S.A.

Article I

Name, Principal Place of Business, Purpose and Duration

Section 1 – Embraer S.A. (the “Company”) is a corporation governed by these Bylaws and the applicable law.

Paragraph 1 – The Company was incorporated as a federal mixed-capital company (sociedade de economia mista) pursuant to an authorization under Decree-Law No. 770, of August 19, 1969, and was privatized in accordance with Law No. 8,031, of April 12, 1990, and Public Notice No. PND-A-05/94-EMBRAER issued by the Executive Committee of the Brazilian Privatization Program, published in the Official Gazette, Part 3, on April 4, 1994, pages 5,774 to 5,783.

Paragraph 2 – Considering that the Company has joined the Novo Mercado segment of the B3 S.A. – Brasil, Bolsa, Balcão (“Novo Mercado” and “B3,” respectively), the Company, its shareholders, including controlling shareholders, directors, executive officers and members of the fiscal council, when convened, are required to comply with the Novo Mercado Regulations (“Novo Mercado Regulations”).

Principal Place of Business

Section 2 – The Company will have its principal place of business and headquarters in the City of São José dos Campos, State of São Paulo, and may incorporate companies and open branches and other offices as well as appoint agents or representatives anywhere in Brazil or abroad.

Corporate Purpose

Section 3 – The corporate purpose of the Company is as follows:

I.	to design, build and market aircraft and aerospace materials and related accessories, components and equipment, according to the highest standards of technology and quality;

II.	to perform and carry out technical activities related to the manufacturing and servicing of aerospace materials;

III.	to contribute to the training of technical personnel as necessary for the aerospace industry;

IV.	to engage in other technological, manufacturing and business activities in connection with the aerospace industry, and to provide services therefor;

V.

to design, build and trade in equipment, materials, systems, software, accessories and components for the defense, security and power industries, as well as perform and carry out technical activities related to the manufacturing and servicing thereof, in accordance with the highest technological and quality standards; and

VI.	to conduct other technological, manufacturing, trading and services activities related to the defense, security and power industries.

Principles

Section 4 – The organization and operation of the Company will be guided by the following principles:

I.

the securities of the Company will be traded on domestic and/or international capital markets in compliance with all applicable regulatory requirements and the requirements of the supervisory institutions of such markets, in order to raise the necessary capital for the growth of the Company as well as preservation of its competitiveness and continuing existence;

II.	all shares of the capital stock of the Company will be common shares;

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

III.	with respect to the resolutions passed by the Shareholders’ Meetings:

a)	no shareholder or group of shareholders, whether Brazilian or foreign, may exercise voting rights in excess of 5% of the shares of the capital stock; and

b)

foreign shareholders and groups of foreign shareholders, in the aggregate, may not exercise voting rights in excess of two-thirds (2/3) of all voting rights held by the Brazilian shareholders in attendance;

IV.

with due regard for the provisions of Section 56 hereof, no majority group may be formed in advance of the Shareholders’ Meetings under shareholders’ agreements that regulate the exercise of voting rights, so as to create blocks holding voting rights in excess of the individual limit established in letter “a” of item III of this Section;

V.	the resolutions and acts by the bodies of the Company listed in Section 9 hereof will be subject to a veto right of the Brazilian Federal Government; and

VI.	the Company shall not issue participation certificates (partes beneficiárias).

Section 5 – The duration of the Company will be for an indefinite period of time.

Article II

Capital Stock and Shares

Capital Stock

Section 6 – The capital stock of the Company, which is fully subscribed to and paid in, is five billion, one hundred fifty-nine million, six hundred seventeen thousand, fifty-two Brazilian Reais and forty-two centavos (R$5,159,617,052.42), divided into seven hundred forty million, four hundred sixty-five thousand, forty-four (740,465,044) registered common shares, one of which will be a Golden Share (Section 9), and all of which with no par value.

Paragraph 1 – At all times the capital stock of the Company will be divided into common shares only, no preferred shares being permitted.

Paragraph 2 – The single Golden Share of the Brazilian Federal Government will be entitled to all prerogatives attached thereto for as long as such Golden Share is owned by the Brazilian Federal Government (pursuant to Section 8 of Law No. 9,491/97).

Section 7 – According to Section 168 of Law No. 6,404, of December 15, 1976, as amended (“Law No. 6,404/76”) the capital stock of the Company may be increased up to one billion (1,000,000,000) common shares, by a resolution of the Board of Directors, irrespective of any amendment to these Bylaws.

Paragraph 1 – It is incumbent on the Board of Directors to establish the number of shares to be issued and the price thereof, as well as the time and terms of payment; provided, however, that a subscription to be paid in kind will be contingent on approval of the relevant appraisal report by the Shareholders’ Meeting, as required by law.

Paragraph 2 – Within the limit of the authorized capital, the Board of Directors will be free:

a)	to take action on the issuance of warrants, including when attributed as an additional advantage to subscribers of shares or debentures convertible into shares;

b)

in accordance with a plan approved by the Shareholders’ Meeting, to grant stock options to the directors, executive officers and employees of the Company or its controlled companies, the shareholders having no preemptive rights of purchase with respect to such shares; and

c)	to approve an increase of the capital stock by way of capitalization of earnings or reserves, with or without a stock dividend.

Paragraph 3 – In the event of an issuance of shares in connection with an increase of the capital stock, where such shares will be placed through a sale on a stock exchange or a public offering, the preemptive rights of the existing shareholders may be excluded or the time limit for exercise of such rights may be reduced.

Paragraph 4 – The provisions of this Section will also apply to an issuance of convertible debentures or warrants, unless these securities are offered as an additional advantage to subscribers of shares or convertible debentures.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Form of Shares

Section 8 – All shares of the Company will be in book-entry form and will be held in deposit accounts in the name of their owners with a financial institution authorized to operate by the Brazilian Securities Commission (Comissão de Valores Mobiliários, “CVM”), as selected by the Board of Executive Officers.

Paragraph 1 – Such registrar of the book-entry shares will charge directly to the Company the cost of its services.

Paragraph 2 – Such registrar will control the number of shares owned by Brazilian and foreign individuals and legal entities, with due regard for the provisions of Paragraph 2 of Section 10 hereof.

Golden Share of the Brazilian Federal Government

Section 9 – The Golden Share confers on the Brazilian Federal Government veto powers over the following matters:

I.	change in the name of the Company or its corporate purposes;

II.	modification and/or use of the Company’s logo;

III.	creation of and/or changes in military programs involving the Federative Republic of Brazil or otherwise;

IV.	technological training of third parties in connection with military programs;

V.	discontinuance of a supply of spare parts to service military aircraft;

VI.	change in a controlling interest in the Company; and

VII.

any amendments to: (i) the provisions of this Section, Section 4, the leading paragraph of Section 10, Sections 11, 14 and 15, item III of Section 18, Paragraphs 1 and 2 of Section 27, item X of Section 33, item XII of Section 41 and Article VII; and (ii) the rights conferred by these Bylaws on the Golden Share.

Paragraph 1 – The conduct of a public offering for the purchase of the Company’s shares, as referred to in Section 56 hereof, will require the prior approval of the Brazilian Federal Government as the owner of the Golden Share.

Paragraph 2 – Subject to the provisions of Law No. 6,404/76 and Section 18, item III, of these Bylaws, the matters listed in this Section will fall within the decision-making authority of the Board of Directors of the Company and will be subject to the following procedures:

I.	the matter at hand will be the object of a resolution of the Board of Directors;

II.

of the Board will notify the director elected by the Brazilian Federal Government so it can either exercise its veto right or express its approval, within a period of 30 days from receipt of such notice;

III.

after expiration of the period mentioned in item II above, a new meeting of the Board of Directors will be convened: (i) to reconsider the resolution, if the Brazilian Federal Government exercised its veto right; or (ii) to confirm the resolution, if the Brazilian Federal Government expressed its approval or failed to voice an opinion within the period referred to above; and

IV.

if the resolution is confirmed by the Board of Directors, the matter at hand will be submitted to the Shareholders’ Meeting for approval, where so required by applicable legislation, at which time the Brazilian Federal Government may yet again exercise its veto power under this Section.

Paragraph 3 – Without prejudice to the procedure defined in Paragraph 2 above, all matters to be acted on by the Board of Directors that are subject to veto by the Brazilian Federal Government, as holder of the golden share, must also be communicated in advance to the Ministry of the Economy by notice given concurrently with the notice mentioned in item II above, and the Ministry of the Economy must make a statement on the matter within 30 days after receipt of the notice referred to in item II above.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Article III

Shareholders

Brazilian Shareholders

Section 10 – For the purposes of these Bylaws, the following are considered to be Brazilian shareholders (“Brazilian Shareholders”):

I.	individuals born or naturalized in Brazil, residing in Brazil or abroad;

II.	legal entities organized under Brazilian private law and having their headquarters located in Brazil; provided that such entities:

a)	do not have a foreign controlling shareholder or parent company, unless the latter falls under letter “b” of this item I; and

b)	are controlled either directly or indirectly by one or more individuals as mentioned in item I;

III.

investment funds or investment clubs organized under the laws of Brazil and having their headquarters located in Brazil; provided that their administrators and/or majority of its quota holders are individuals or entities as mentioned in items I or II.

Paragraph 1 – The Company will keep a registry of its Brazilian Shareholders and Foreign Shareholders, as defined in this Section and Section 11 hereof.

Paragraph 2 – A Brazilian Shareholder will be required to show evidence to the Company and the registrar of its book-entry shares that such Brazilian Shareholder meets the requirements of this Section, and only after such evidence is produced will the name of such Brazilian Shareholder be entered on the registry of Brazilian Shareholders.

Foreign Shareholders

Section 11 – For the purposes of these Bylaws, foreign shareholders (“Foreign Shareholders”) will be individuals, legal entities, investment funds or investment clubs and any other organizations not encompassed by the provisions of Section 10 hereof, as well those that fail to show evidence that they meet the requirements for registration as Brazilian Shareholders, according to Paragraph 2 of Section 10 hereof.

Shareholder Group

Section 12 – For the purposes of these Bylaws, two or more shareholders of the Company will be considered to form a group of shareholders (each a “Shareholder Group”) if:

I.	such shareholders are parties to a voting agreement, either directly or through a parent company, a controlled company or a company under common control;

II.	one shareholder is directly or indirectly a controlling shareholder or parent company of the other shareholder(s);

III.	such shareholders are companies directly or indirectly controlled by the same person or entity, or the same group of persons or entities, who may or may not be shareholders themselves; or

IV.

such shareholders are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, pools of rights or any other form of organization or undertaking having the same administrators or managers, or having administrators or managers that are companies directly or indirectly controlled by the same person or entity, or the same group of persons or entities, who may or may not be shareholders themselves.

Paragraph 1 – In the case of investment funds having a common administrator, there shall be considered to form a Shareholder Group only those funds whose policies on investments and voting at Shareholders’ Meetings, according to the relevant Bylaws, fall under the discretionary duties of such common administrator.

Paragraph 2 – For the purpose of these Bylaws, the holders of securities issued in connection with a Depositary Receipts program of the Company will not be considered a Shareholder Group, unless they fall within the provisions of the preceding items of this Section.

Paragraph 3 – A Shareholder Group will be deemed to be foreign (a “Foreign Shareholder Group”) if one or more of its members is a Foreign Shareholder.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 4 – In addition to the foregoing provisions of this Section, there shall be deemed to be members of the same Shareholder Group, in any given Shareholders’ Meeting, any shareholders or Shareholder Groups that are represented by the same attorney-in-fact, executive officer, director or other representative, except for the holders of securities issued in connection with a Depositary Receipts program of the Company, when represented by the relevant Depositary Bank.

Paragraph 5 – In the case of a shareholders’ agreement that regulates the exercise of voting rights, all signatories thereto will be deemed to be members of the same Shareholder Group, according to the terms of this Section, for the purpose of limitation of number of votes, as referred to in Section 14 hereof.

Obligation to Disclose

Section 13 – Every shareholder or Shareholder Group is required to disclose, by notice to the Company and the stock exchanges on which the securities of the Company listed, any negotiation of securities which increases or decreases in increments of five percent (5%), ten percent (10%), fifteen percent (15%) and so on successively, its direct or indirect equity interest in any type or class of shares representing the capital stock of the Company.

Paragraph 1 – The same requirement applies to the holders of convertible debentures and warrants carrying rights to acquire shares in the amounts mentioned in this Section.

Paragraph 2 – A violation of the provisions of this Section will give rise to the penalties described in Section 16 below.

Voting Rights

Section 14 – Each common share will be entitled to one vote on the resolutions adopted at the Shareholders’ Meetings, subject to the following limitations:

I.	no shareholder or Shareholder Group, whether Brazilian or foreign, may cast votes in excess of 5% of the number of shares comprising the Company’s capital stock; and

II.	the Foreign Shareholders, in the aggregate, may not cast at each Shareholders’ Meeting votes in excess of two-thirds (2/3) of the votes that may be cast by the Brazilian Shareholders in attendance.

Sole Paragraph – Any votes that exceed the limits established in this Section will not be computed with respect to the resolutions of the Shareholders’ Meetings.

Section 15 – For the purpose of the provision of item II of Section 14, after a Shareholders’ Meeting is called to order:

I.

the Chairman of the Meeting will compute based on the Shareholder Attendance List and will announce to the Meeting (as required by Section 22, Paragraph 3 below) the total number of votes that may be cast by the Brazilian Shareholders and the Foreign Shareholders in attendance, with due regard for the provisions of items I and II of Section 14; and

II.

if the total votes of the Foreign Shareholders exceed two-thirds (2/3) of the votes that may be cast by the Brazilian Shareholders, then the number of votes of each Foreign Shareholder will be reduced on a pro rata basis from the excess percentage, so that the total votes of the Foreign Shareholders do not exceed the limit of 40% of the total votes that may be cast at the Shareholders’ Meeting.

Paragraph 1 – In the case of Foreign Shareholders and Foreign Shareholder Groups, the limits mentioned above will be applied jointly and successively.

Paragraph 2 – The Chairman of the Shareholders’ Meeting will announce the number of votes that may be cast by each shareholder in attendance, after application of the rules in Section 14 and this Section.

Suspension of Rights

Section 16 – The Shareholders’ Meeting may suspend the rights, including the voting rights, of a shareholder that fails to comply with any obligation imposed by law and the regulations issued thereunder, or these Bylaws, including the requirement to evidence Brazilian nationality as per Paragraph 2 of Section 10 hereof.

Paragraph 1 – Such suspension of rights may be acted on by any Shareholders’ Meeting, whether annual or extraordinary; provided that the matter is included in the agenda of the Meeting.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 2 – The shareholders representing at least 5% of the capital stock of the Company may call a Shareholders’ Meeting, where the Board of Directors fails to comply, within eight days, with a request for a Shareholders’ Meeting indicating the breach of an obligation and the name of the breaching shareholder.

Paragraph 3 – It will be incumbent on the Shareholders’ Meeting that approves suspension of the political rights of a shareholder to also define, inter alia, the scope and duration of such suspension, provided, however, that no suspension of the statutory rights to oversight and to request information will be permitted.

Paragraph 4 – A suspension of rights will cease as soon as the obligation in question is fulfilled.

Shareholders’ Agreement

Section 17 – The Company will not file any shareholders’ agreement on the exercise of voting rights that conflicts with the provisions of these Bylaws.

Article IV

Shareholders’ Meeting

Authority

Section 18 – In addition to the duties mentioned in Section 122 and other provisions of Law No. 6,404/76, the Shareholders’ Meeting will have sole authority to take the following actions:

I.	to elect and remove the members of the Board of Directors;

II.	to elect and remove the members of the Fiscal Council and to determine their compensation;

III.	when required by applicable legislation, to decide on the matters subject to the veto power of the Brazilian Federal Government as holder of the Golden Share, pursuant to Section 9 hereof;

IV.	to determine the aggregate annual compensation of the directors and executive officers of the Company;

V.	to select the expert firm responsible for appraisal of the Company and preparation of the relevant report in those cases mentioned in Article VIII hereof;

VI.

to approve stock option plans for the directors, executive officers and/or employees of the Company or companies controlled by the Company, according to the terms of Section 7, Paragraph 2, letter “b” hereof;

VII.	to attribute to directors and executive officers and/or employees of the Company profit sharing, subject to legal limits and the human resources policy of the Company;

VIII.	to decide on any allocation of earnings and payment of dividends by the Company, as proposed by the management;

IX.	to elect the liquidator as well as the Fiscal Council that will operate during the period of liquidation of the Company; and

X.	to dismiss the requirement of conducting a tender offer to delist from the Novo Mercado.

Sole Paragraph – The resolution referred to in item X of this Section must be taken by majority vote of the shareholders of outstanding shares attending the Meeting, disregarding blank votes. If the Meeting is convened on first call, shareholders representing at least two-thirds (2/3) of total outstanding shares must be in attendance; and if convened on second call, any number of shareholders representing outstanding shares may be in attendance.

Notice

Section 19 – The Shareholders’ Meetings will be called by the Board of Directors or, where so provided by law, by the shareholders or the Fiscal Council. Notice of the Shareholders’ Meetings, on first call, will be given at least 30 days in advance, as counted from the first publication of the notice. If the Meeting is adjourned, a second notice will be published at least 15 days in advance.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Qualification and Representation

Section 20 – The shareholders present at a Shareholders’ Meeting must evidence their capacity as Brazilian Shareholders (Section 10) or Foreign Shareholders (Section 11) by producing a valid identification document or lodging with the Company, no later than 48 hours prior to the time scheduled for the Shareholders’ Meeting, proof furnished by the registrar of book-entry shares or the custodian of any shares, in accordance with Section 40 of Law No. 6,404/76.

Paragraph 1 – The Company will waive submission of proof of ownership by a holder of book-entry shares whose name appears on the list of shareholders provided by the financial institution acting as registrar.

Paragraph 2 – A shareholder may be represented at a Shareholders’ Meeting by an attorney-in-fact appointed pursuant to Paragraph 1 of Section 126 of Law No. 6,404/76, who must file the relevant proxy statement at the principal place of business of the Company within 48 hours prior to the time scheduled for the Shareholders’ Meeting.

Quorum

Section 21 – A Shareholders’ Meeting will be called to order, on first call, upon attendance by shareholders representing at least 25% of the voting capital stock, except where a statute requires a higher quorum; and on second call, with any number of shareholders in attendance.

Shareholder Attendance Book

Section 22 – Before the proceedings at a Shareholders’ Meeting are opened, the shareholders will sign the “Shareholder Attendance Book”, with an indication of their name and domicile, number of shares owned, and their qualification as Brazilian Shareholders (Section 10) or Foreign Shareholders (Section 11).

Paragraph 1 – The list of shareholders present will be closed by the Chairman of the Shareholders’ Meeting once the Meeting is called to order.

Paragraph 2 – The shareholders that arrive at a Shareholders’ Meeting after the attendance list is closed may participate in the meeting, but will not be entitled to vote on any of its resolutions. Additionally, their shares will not be counted to determine the total votes attributed to the Brazilian Shareholders and the Foreign Shareholders.

Paragraph 3 – After the list of shareholders is closed, the Chairman of the Meeting will announce the number of votes that may be cast by each Brazilian Shareholder and each Foreign Shareholder, in keeping with the provisions of Sections 14 and 15 hereof.

Presiding Officers

Section 23 – The proceedings of the Shareholders’ Meeting will be chaired by the Chairman of the Board of Directors or, in his absence or impediment, by the Vice Chairman of the Board; in the case of absence or impediment of both of them, a shareholder elected by the Shareholders’ Meeting from among those present will act as Chairman.

Paragraph 1 – The Secretary of the Shareholders’ Meeting will be selected by the Chairman.

Paragraph 2 – The Investor Relations Officer or his designee will necessarily attend all Shareholders’ Meetings in order to provide any clarification and information to the shareholders and the Presiding Officers about the affairs falling within his duties under these Bylaws. Notwithstanding the foregoing, it will be solely incumbent on the Chairman of the meeting, with due regard for the rules established in these Bylaws, to make any decisions concerning the number of votes of each shareholder or the qualification of each shareholder as a Brazilian Shareholder or a Foreign Shareholder.

Voting

Section 24 – With respect to the resolutions of the Shareholders’ Meetings, the votes cast by the Brazilian Shareholders will be computed separately from those cast by the Foreign Shareholders (Sections 10 and 11), with due regard for the voting limits referred to in Sections 14 and 15 hereof.

Sole Paragraph – The Shareholders’ Meeting will only take action on the matters expressly contemplated in the agenda for the meeting, as set forth in the relevant notice, but no matter may be acted upon under a general item contained in the agenda.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Article V

Board of Directors, Board of Executive Officers and Fiscal Council

Management of the Company

Section 25 – The management bodies of the Company are the Board of Directors and the Board of Executive Officers.

Sole Paragraph – The Board of Directors is the collegiate decision-making body of the Company, while representation of the Company will be incumbent on the executive officers only.

Acceptance of Office

Section 26 – The directors, executive officers and members of the Fiscal Council will take office by executing a deed of investiture recorded in the Book of Minutes of the Board of Directors or the Board of Executive Officers, or in the Book of Minutes and Opinions of the Fiscal Council, as the case may be.

Part I

Board of Directors

Composition

Section 27 – The Board of Directors will be composed of at least nine and no more than eleven members, all of whom will be elected by the Shareholders’ Meeting for a unified two years term, reelection being permitted, with due regard for the provisions in Paragraphs 1 and 2 below.

Paragraph 1 – The Brazilian Federal Government as the holder of the Golden Share is entitled to elect one acting Board member and his alternate.

Paragraph 2 – The employees of the Company will be entitled to elect, by separate vote, two acting Board members and their alternates as follows: one Board member and his alternate will be appointed by the Employee Investment Club of the Company (CIEMB—Clube de Investimentos dos Empregados da Embraer), and one Board member and his alternate will be appointed by the non-shareholder employees of the Company.

Paragraph 3 – The remaining Board members will be elected by the other shareholders of the Company, subject to the provisions of Sections 31 and 32 hereof. It will be incumbent on the Chairman of the Shareholders’ Meeting, when conducting the proceedings related to the election of Board members, to determine the voting mechanism for election of Board members, as contemplated in this Paragraph (Section 31 or Section 32).

Paragraph 4 – Subject to the introduction and paragraphs 1 and 2 of this Section, the number of members of the Board of Directors in each term of office will be determined at the Shareholders’ Meeting whose agenda includes the election of members of the Board of Directors.

Paragraph 5 – No member of the Board of Directors may hold a position as executive officer of the Company.

Paragraph 6 – At least two (2) or twenty percent (20%), whichever is higher, of the directors shall be Independent Directors, as defined in the Novo Mercado Regulations. The candidates for the Board of Directors will be determined as independent in the Shareholders’ Meeting that elects them, and in the case there is a controlling shareholder, they will also be deemed independent director(s) if elected pursuant to Section 141, Paragraph 4 of Law No. 6,404/76, subject to the provision of Section 32, Paragraph 7 hereof.

Paragraph 7 – If the calculation of the percentage referred to in the preceding Paragraph results in a fractional number of directors, this percentage will be rounded up to the next whole number.

Section 28 – The Board of Directors will have a Chairman and a Vice Chairman, who will be elected by the Shareholders’ Meeting shortly after election of the Board members.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Section 29 – The replacement of the members of the Board of Directors in the case of absence, impediment or as a result of a vacancy will be conducted as follows:

I.

except as provided in items IV, V and VI below, in the event of impediment or vacancy with respect to up two directors, the Board of Directors will continue to be composed of the remaining members until the end of their terms of office or, at the discretion of the Board of Directors, the remaining members of the Board of Directors will appoint the substitute(s) that will serve until the next Shareholders’ Meeting, at which time the replacement(s) will be elected. In the event of vacancy with respect to more than two directors, the following rules apply: (x) if the vacancy does not refer to the majority of positions, the other members of the Board of Directors may call a Shareholders’ Meeting to elect the substitute(s) or directly appoint the substitute(s), and no more than two seats in the Board of Directors can remain vacant; (y) if the vacancy refers to the majority of positions, a Shareholders’ Meeting must be called to elect their substitutes. In all cases, substitutes must serve for the remaining terms of office of the directors they replaced;

II.	in the event of temporary absence or impediment of the Chairman of the Board, his duties will be discharged by the Vice Chairman of the Board on a temporary basis;

III.

in the event of a vacancy in the office of the Chairman of the Board of Directors, the Vice Chairman of the Board will serve as Chairman of the Board for the unexpired term of office, and the remaining members of the Board of Directors will promptly appoint a new Vice Chairman of the Board, who will discharge his duties until the next following Shareholders’ Meeting, at which time a replacement will be elected;

IV.	in the event of impediment of any acting director referred to in Paragraphs 1 and 2 of Section 27, his alternate will serve until such time as the impediment will have ceased;

V.

in the event of a vacancy with respect to any acting director referred to in Paragraphs 1 and 2 of Section 27, his alternate will serve until the next following Annual Shareholders’ Meeting, which will elect a replacement; and

VI.

in the event of a cumulative vacancy with respect to both an acting and an alternate director referred to in Paragraphs 1 and 2 of Section 27, the Board will promptly call a Shareholders’ Meeting to fill the vacant positions.

Members of the Board of Directors

Section 30 – The members of the Board of Directors must be persons of upstanding reputation and, unless a waiver is given by the Shareholders’ Meeting, may not:

I.	hold positions in companies that could be regarded as competitors of the Company; or

II.	have or represent interests that conflict with those of the Company.

Paragraph 1 – For the purpose of the provision in Section 115 of Law No. 6,404/76, a vote cast by a shareholder for election of a Board member that does not meet the requirements of this Section will be deemed an abusive vote.

Paragraph 2 – No member of the Board of Directors may have access to information, participate in Board meetings or cast a vote where such member has or represents interests that conflict with those of the Company.

Paragraph 3 – With regard to the election of the members of the Board of Directors pursuant to Paragraph 3 of Section 27, regardless of the election process to be adopted (Section 31 or Section 32), any shareholder that wishes to nominate a slate of candidates, in the event of election by slate of candidates, or one candidate, in the event of the adoption of the multiple voting process, that is not a member of the Board of Directors or the slate of candidates appointed by the Board of Directors shall notify the Company of this in writing, within 10 days before the occurrence of the Shareholders’ Meeting, indicating the name, qualifications and professional résumé of each one and attaching to the notification a certificate signed by the candidate attesting his/her acceptance to run for office. The Company will publish, up to eight days before the date of the Shareholders’ Meeting, an announcement informing the shareholders the location where they may obtain the list of all the candidates proposed in the terms of this Paragraph and a copy of his or her qualifications and professional résumé.

Election by Slate

Section 31 – Except as provided in Section 32 hereof, election of members of the Board of Directors as contemplated in Paragraph 3 of Section 27 shall be conducted according to a slate system, whereby no vote may be cast for an individual candidate.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 1 – In the case of an election as referred to in this Section 31, the Board of Directors will nominate a slate of candidates, provided that the management of the Company, no later than 30 days prior to the date scheduled for the Shareholders’ Meeting, send to the stock exchange, post on the Company’s website and make available to the shareholders at the Company’s principal place of business a document containing the names and other particulars and résumés of the candidates for the positions of acting Board members listed on the slate referred to in this Paragraph.

Paragraph 2 – Any shareholder or group of shareholders may propose another slate for the Board of Directors, subject to the following rules:

a)

the proposal should be notified in writing to the Company, up to 10 days before the date on which the Shareholders’ Meeting is held, provided, further, that the same shareholder or group of shareholders may not submit more than one slate;

b)

the notice should indicate the names of the candidates for the slate and, for members who will not be members of the Board of Directors or members of the slate indicated by the Board of Directors, the notice should indicate the respective qualifications and professional résumés, executed instrument certifying acceptance to run in the election, as well as other information and documents required by applicable law;

c)

up to eight days before the date of the Shareholders’ Meeting, the Company will publish a notice informing the place where the shareholders may obtain a copy of the proposed slate and a copy of the qualifications and professional résumés of the candidates, such notice to be posted on the Company’s website as well.

Paragraph 3 – The name of a same person may appear in two or more slates, including the slate mentioned in Paragraph 1.

Paragraph 4 – Each shareholder may only vote for one slate, and all votes will be computed with due regard for the limitations provided for in Sections 14 and 15 hereof. The candidates in the slate receiving the largest number of votes at the Shareholders’ Meeting will be elected.

Election by Cumulative Voting

Section 32 – In connection with the election of the members of the Board of Directors as contemplated in Paragraph 3 of Section 27, the shareholders representing at least 5% of the voting capital stock will be free to request the adoption of the cumulative voting method, no later than 48 hours prior to the date of the Shareholders’ Meeting.

Paragraph 1 – Promptly upon receiving such a request, the Company will publish a notice to the shareholders communicating that the election will be conducted according to the method of cumulative voting.

Paragraph 2 – After the Shareholders’ Meeting is called to order, the Presiding Officers will determine, based on the Brazilian Shareholders and the Foreign Shareholders that have signed the Shareholder Attendance Book and the number of their shares, the number of votes that each Brazilian or foreign shareholder may cast, subject to the following rules:

a)

firstly, a calculation will be made of the number of votes that each shareholder may cast according to the provision of item I of Section 14, ascribing to each share that does not exceed 5% of the total of the shares of the Company’s capital stock as many votes as correspond to the number of members of the Board of Directors to be elected; and

b)

secondly, if the aggregate votes of the Foreign Shareholders exceed two-thirds (2/3) of the aggregate votes of the Brazilian Shareholders, then a percentage reduction factor will be applied to the votes of each Foreign Shareholder so as to make them compliant with the limit in item II of Section 14.

Paragraph 3 – The following persons may be candidates for positions on the Board of Directors:

a)	the persons on the slates referred to in Paragraphs 1 and 2 of Section 31; and

b)

a candidate that is nominated by any shareholder and is not a member of the proposed slate must send his or her qualifications and professional résumé, the executed instrument certifying his or her acceptance to run in the election and other information and documents required by applicable regulations.

Paragraph 4 – Each shareholder will have the right to give the votes ascribed to him pursuant to Paragraph 2 to a single candidate, or to distribute such votes among several candidates. The members that receive the largest number of votes will be elected.

Paragraph 5 – Any offices that fail to be filled due to a tie vote will be up for a new vote, according to the same method but adjusted for the number of votes that each shareholder will be entitled to cast given the number of positions to be filled.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 6 – Whenever an election is conducted according to the foregoing method, removal of any Board member by the Shareholders’ Meeting will entail removal of all other members and the holding of a new election; if a vacancy occurs for any other reasons, the following Shareholders’ Meeting will hold a new election of the entire Board.

Paragraph 7 – Paragraph 4 of Section 141 of Law No. 6,404/76 will only be applicable if the Company has a controlling shareholder.

Authority

Section 33 – It is incumbent on the Board of Directors:

I.	to establish the general business policies of the Company;

II.	to elect and remove the executive officers of the Company and to establish their duties, in keeping with the provisions of these Bylaws;

III.	to designate from among the executive officers of the Company, the officer that will serve as the Investor Relations Officer, pursuant to the regulations issued by the CVM;

IV.

to oversee the performance of the executive officers of the Company, to examine at any time the corporate books and documents, and to request information on agreements entered into or about to be entered into and any other acts;

V.	to review the quarterly results of the operations of the Company;

VI.	to review the management report and the accounts of the Board of Executive Officers, and to make a decision regarding their submission to the Shareholders’ Meeting;

VII.	to call on the independent auditors in order to provide clarification on the affairs of the Company, as deemed necessary;

VIII.	to call the Annual Shareholders’ Meeting and, where appropriate, the Extraordinary Shareholders’ Meeting;

IX.	to approve annual and multiannual budgets, strategic plans, expansion programs and investment programs of the Company, as well as to monitor their implementation;

X.	to review the matters subject to the veto power of the Brazilian Federal Government and to submit such matters to the Shareholders’ Meeting for its consideration, where required by Law No. 6,404/76;

XI.	to issue a prior opinion on any matter to be submitted to the Shareholders’ Meeting;

XII.	to take action on:

a)	the issuance of shares of the authorized capital, subject to the provisions of Section 7 and its Paragraph 1;

b)	the issuance of warrants and the grant of stock options, subject to the provisions of Paragraph 2 of Section 7 and the relevant plan approved by the Shareholders’ Meeting;

c)	the acquisition by the Company of shares of its own capital stock to be kept as treasury shares or for subsequent cancellation or disposal;

XIII.

to approve the disposal or encumbrance of fixed assets having a value in excess of one percent (1%) of the Shareholder’s Equity of the Company as shown in the latest consolidated financial statements of the Company released prior to the resolution of the Board of Directors in question, by way of a Standard Financial Statement Form (Formulário Demonstrações Financeiras Padronizadas—DFP) or Quarterly Information Form (Formulário de Informações Trimestrais—ITR), whichever is more recent;

XIV.	to take action on the issuance by the Company of non-convertible ordinary unsecured debentures, pursuant to prevailing regulations;

XV.

to authorize the issuance by the Company of credit instruments for the raising of money, such as bonds, notes, commercial papers and other instruments, according to usual market practices, and to establish the terms for issuance and redemption of such instruments;

XVI.

to approve the formation and closing down of directly or indirectly controlled companies, affiliates, consortiums, joint ventures and/or entities of any nature, as well as the direct holding by the Company of an ownership interest in other companies or undertakings of any kind whatsoever, in Brazil or abroad, and the sale of such ownership interest;

XVII.

to authorize the Company to obtain any loans and borrowings, incur indebtedness, assume debt, provide guarantees, including, for example, suretyship, expense, advance or credit offer in benefit of third parties, without prejudice to the provisions of item XI of Section 41 below;

XVIII.	to open and close operating units of the Company;

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

XIX.

to approve the following policies: (i) appointment of members of the board of directors, its advisory committees and statutory board of executive officers; (ii) risk management; (iii) related party transactions; (iv) securities trading; and (v) compensation and human resources policies of the Company, including criteria for compensation, rights and benefits;

XX.	to authorize a transfer of corporate funds to employee associations, charitable, recreational and private pension entities, as well as any donation of corporate funds to a third party;

XXI.	to select and remove the Company’s independent auditors;

XXII.

to approve the execution of any agreements or transactions of any kind involving, on the one part, the Company and, on the other part: (i) any shareholder of the Company that holds more than 5% of its capital stock; (ii) any directors or executive officers of the Company, or their spouses and relatives up to the 4th degree of kinship; or (iii) any companies controlling, controlled by or under common control with or affiliated with any one of the parties mentioned in clauses (i) and (ii);

XXIII.

to issue a prior favorable or unfavorable opinion with respect to any tender offer for the shares of the capital stock of the Company, as expressed in a well-reasoned report to be issued no later than 15 days after publication of the notice for such tender offer, covering at least (i) the convenience and timeliness of the tender offer in light of the interests of the Company and the interests of shareholders, including in connection with the price and potential impacts on the liquidity of the shares; (ii) the strategic plans announced by the offeror with respect to the Company; (iii) alternatives in the market to the acceptance of the tender offer; and (iv) other matters that the Board of Directors deems relevant;

XXIV.

with due regard for the provisions of these Bylaws and prevailing legislation, to provide for the orderly conduct of the proceedings of the Board of Directors, and to approve the internal regulations of the Board of Directors and its advisory committees;

XXV.	to regulate the activities of the Company and to take responsibility for all matters that do not fall within the exclusive authority of the Shareholders’ Meeting or the Board of Executive Officers;

XXVI.

to elect the members of statutory advisory committees of the Board of Directors and their respective coordinators, and approve the internal regulations of the statutory advisory committees of the Board of Directors; and

XXVII.

to authorize the Company to obtain any loans and borrowings, incur indebtedness, assume debt, provide guarantees, including suretyship, expense, advance or credit offer in benefit of its controlled companies, specific purpose companies and other companies that are directly or indirectly controlled by the Company, duly consolidated in its financial statements, in an amount above one percent (1%) of the Company’s Shareholder’s Equity recorded in the last consolidated financial statements of the Company and disclosed before the date of the relevant resolution taken by the Board of Directors, through the Standardized Financial Statements Form (Formulário Demonstrações Financeiras Padronizadas - DFP) or Quarterly Information Form (Formulário de Informações Trimestrais—ITR), whichever is more recent.

Paragraph 1 – The removal of an executive officer will require an affirmative vote of at least seven directors.

Paragraph 2 – Subject to any limitations imposed by the Shareholders’ Meeting, it will be incumbent on the Board of Directors to fix the compensation of each director, each executive officer and each committee member (Sections 34 to 37), taking into account their responsibilities, the time devoted to their duties, their skills, their professional reputation and the market value of their services.

Paragraph 3 – It will be incumbent on the Chairman of the Board of Directors, in addition to his or her other duties provided for in these Bylaws, to call and preside over the meetings of the Board of Directors and the Shareholders’ Meetings.

Committees of the Board of Directors

Section 34 – The Board of Directors will appoint a standing Strategy Committee, a standing Personnel and Governance Committee and a standing Audit and Risk and Ethics Committee, permanent, having no decision-making or managerial authority, in order to assist the Board in the performance of its functions.

Paragraph 1 – The Strategy Committee and the Personnel and Governance Committee will comprise at least three (3) and no more than five (5) members, the majority of whom will be independent members of the Board of Directors, and the remaining members will be External Members or independent members of the Board of Directors, pursuant to paragraph 3 of Section 37 of these Bylaws.

Paragraph 2 – The members of the Board of Directors appointed as members of these bodies and the Audit, Risk and Ethics Committee may combine the compensation for each position so held.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Section 35 – The Audit, Risk and Ethics Committee, an internal advisory body to the Board of Directors, will perform the functions of an “Audit Committee” for the purposes of U.S. legislation, particularly the Sarbanes-Oxley Act.

Paragraph 1 – The Audit, Risk and Ethics Committee comprises at least three (3) and no more than five (5) members, of which the majority of its members must be independent members of the Board of Directors, at least one (1) must be an External Member, pursuant to Paragraph 3 of section 37 of these Bylaws and one (1) must have acknowledged experience in corporate accounting matters.

Paragraph 2 – One member of the Audit, Risk and Ethics Committee may meet both the requirements of being an independent member of the Board of Directors with acknowledged experience in corporate accounting matters, or being an External Member with acknowledged experience in corporate accounting matters.

Paragraph 3 – The Audit, Risk and Ethics Committee shall be coordinated by one of the independent members of the Board of Directors that will join the referenced Committee. The Activities of the Committee Coordinator will be set forth in the committee’s internal regulations, approved by the Board of Directors.

Section 36 – It is incumbent on the Audit, Risk and Ethics Committee, in addition to the duties assigned by applicable legislation and its internal regulations:

a)	to make a recommendation to the Board of Directors as to the selection or replacement of the independent auditors and their compensation;

b)	to oversee the work of the independent auditors, and to pass on the engagement of the independent auditors to render other services to the Company;

c)	to take action and adopt measures as required to learn about and verify any claims involving matters related to financial statements, internal controls and independent auditing;

d)	to mediate any conflicts and controversies between the management of the Company and the independent auditors;

e)	to review quarterly information, interim financial information and financial statements;

f)	to monitor the internal audit activities and the activities of the internal controls area of the Company;

g)	to review and monitor the Company’s risk exposure;

h)	to review, monitor and make recommendations to management regarding the correction or improvement of the Company’s internal policies, including the related party transactions policy; and

i)

to have the means to receive and treat information regarding non-compliance with legal provisions and regulations applicable to the Company, in addition to internal regulations and codes, including provisions on specific procedures to protect providers of information and the confidentiality of information.

Paragraph 1 – The Company must annually disclose a summary report prepared by the Audit, Risk and Ethics Committee, contemplating the meetings held and the main matters discussed, highlighting the recommendations made by such committee to the Board of Directors.

Paragraph 2 – The executive officers of the Company and the executive officers of the Company’s controlled companies, controlling shareholder, if any, affiliates or companies under common control cannot be members of the Audit, Risk and Ethics Committee.

Section 37 – The Board of Directors may create advisory committees to assist the Board of Directors of the Company, such committees to have limited, specific purposes and a defined duration. The Board of Directors will appoint the members of the advisory committees and will determine their compensation, subject to the aggregate limit established by the Shareholders’ Meeting.

Paragraph 1 – Each of the advisory committees of the Board of Directors will be comprised of, at least three (3) and no more than five (5) members, the majority of whom will be independent members of the Board of Directors, and the remaining members will be External Members or independent members of the Board of Directors, pursuant to paragraph 3 of this Section.

Paragraph 2 – The directors appointed to serve on any such committee may combine the compensation for each position so held.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 3 – Each External Member of any of the Committees must:

a)	not be a member of the Board of Directors or Board of Executive Officers of the Company or its controlled companies;

b)

have unblemished reputation and extensive knowledge of the rules applicable to publicly-held companies, as well as the guiding concepts and principles of the highest corporate governance standards in the Brazilian capital market;

c)

not be a spouse or relative to the second degree of (1) members of the management of the Company or its controlled companies or (2) individuals who are employees of the Company or its controlled companies, to the extent that it compromises his or her independence as External Member; and

d)

not hold positions in companies that may be deemed competitors of the Company or its controlled companies, and not have, nor represent, interests that are conflicting with those of the Company or its controlled companies.

Paragraph 4 – The External Members of any of the Committees have the same duties and responsibilities of directors and executive officers, pursuant to Section 160 of Law No. 6,404/76, and will take office upon execution of the applicable deed of investiture, which will acknowledge the requirements for holding each position.

Part II

Board of Executive Officers

Composition

Section 38 – The Board of Executive Officers will be composed of no less than four and no more than eleven executive officers, one of whom will be the Chief Executive Officer. All executive officers will serve for a term of two years, reelection being permitted. The titles and functions of each executive officer will be assigned by the Board of Directors, which will designate one executive officer to serve as the Investor Relations Officer.

Paragraph 1 – During his impediment or absence, the Chief Executive Officer will appoint one of the remaining executive officers to act as his substitute, which executive officer will then combine the two positions.

Paragraph 2 – In the event of a vacancy in the position of Chief Executive Officer, such position will be filled on an interim basis by one of the remaining executive officers, as designated by the Chairman of the Board of Directors. Such executive officer will so serve until the next meeting of the Board of Directors, which will then appoint a new Chief Executive Officer.

Paragraph 3 – During their temporary absences or impediments, the remaining executive officers will be replaced by another executive officer to be chosen by the Chief Executive Officer.

Paragraph 4 – In the event of a vacancy in a position of executive officer, such position will be filled on an interim basis by one of the remaining executive officers, as designated by the Chief Executive Officer. Such executive officer will then combine the two positions and will so serve until the next meeting of the Board of Directors.

Paragraph 5 – An executive officer who substitutes for the Chief Executive Officer or any of the remaining executive officers pursuant to this Section will be entitled to no additional compensation.

Duties of the Executive Officers

Section 39 – It will be incumbent on the executive officers to comply with and ensure compliance with these Bylaws, the resolutions of the Board of Directors and the Shareholders’ Meeting, as well as to perform all acts within the scope of their authority that are necessary for the regular conduct of the Company’s business.

Paragraph 1 – It is incumbent on the Chief Executive Officer:

a)	to call and preside over the meetings of the Board of Executive Officers;

b)	to propose to the Board of Directors the composition of the Board of Executive Officers;

c)	to propose to the Board of Directors the duties to be assigned to the remaining executive officers;

d)	to guide and coordinate the performance of the remaining executive officers;

e)	to oversee the general planning activities of the Company and its controlled companies;

f)	to keep the directors abreast of the affairs of the Company and the development of its business; and

g)	to discharge such other duties as may be assigned to him by the Board of Directors.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 2 – It is incumbent on the remaining executive officers to assist and support the Chief Executive Officer in the management of the Company’s business and to perform such functions as may be assigned to them by the Board of Directors, under the guidance and coordination of the Chief Executive Officer.

Authority and Duties of the Board of Executive Officers

Section 40 – The Board of Executive Officers has authority to perform all acts that are required to achieve the purposes of the Company, subject to the applicable provisions of law and these Bylaws, and to the resolutions of the Shareholders’ Meeting and the Board of Directors.

Section 41 – In addition to any other functions provided for by law and these Bylaws, it is incumbent on the Board of Executive Officers:

I.	to comply with and ensure compliance with these Bylaws and the resolutions of the Board of Directors and the Shareholders’ Meeting;

II.

to prepare and submit to the Board of Directors on an annual basis the Company’s business plan and general budget, in addition to its strategic plan and the annual revisions thereof, as well as see to the implementation of the foregoing;

III.	to propose to the Board of Directors the basic guidelines for the business of the Company;

IV.

to submit on an annual basis to the Board of Directors for its review the Management Report and the accounts of the Board of Executive Officers, together with an opinion of the independent auditors, as well as a proposal for allocation of the earnings for the preceding fiscal year;

V.	to appoint and remove the directors and executive officers of the controlled companies of the Company, and to appoint and remove the managers of its operating units;

VI.

to prepare on an annual basis the Action and Target Plan for each office of executive officer, and to submit such Plans, together with the performance and results thereof, to the Board of Directors during its regular meetings;

VII.	to submit to the Board of Directors and the Fiscal Council a detailed quarterly balance sheet of the Company;

VIII.	to authorize the opening, relocation or closing of offices, branches, premises or other establishments of the Company, in Brazil and abroad;

IX.	to propose to the Board of Directors the organization and closing down of controlled companies of the Company, in Brazil and abroad, and other acts set forth in Section 33, item XVI of these Bylaws;

X.	to develop and submit to the Board of Directors the compensation policies of the Company and its controlled companies;

XI.

to authorize the Company to obtain any loans and borrowings, incur indebtedness, assume debt, provide guarantees, including suretyship, expense, advance or credit offer in benefit of its controlled companies, specific purpose companies and other companies directly or indirectly controlled by the Company, duly consolidated with the Company in its financial statements, up to the amount of one percent (1%) of the Stockholders’ Equity recorded in the last consolidated financial statements of the Company and disclosed before the date of the relevant resolution taken by the Board of Directors, through the Standardized Financial Statements Form (Formulário Demonstrações Financeiras Padronizadas) (DFP) or Quarterly Information Form (Formulário de Informações Trimestrais) (ITR), whichever is more recent; and

XII.

to submit to the Board of Directors for its review all matters subject to a veto by the Brazilian Federal Government as the holder of the Golden Share, pursuant to Section 9 and item III of Section 18 hereof.

Representation of the Company

Section 42 – Except as otherwise provided in the paragraphs of this section, the Company will be validly bound when represented by two executive officers, one executive officer acting together with one attorney-in-fact, or two attorneys-in-fact acting within the scope of their powers.

Paragraph 1 – The acts for which these Bylaws require prior authorization of the Board of Directors will only be valid once such requirement is satisfied.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 2 – The Company may be represented by a single executive officer, who may also issue a power of attorney for the purposes listed below, or a single attorney-in-fact in the performance of the following acts:

I.	acknowledgment of receipt of moneys payable to the Company;

II.	issuance, trading, endorsement and discount of trade bills related to its sales;

III.	representation of the Company in the general meetings of companies in which it holds an equity interest;

IV.	issuance of a power of attorney to an attorney to represent the Company in judicial or administrative proceedings;

V.	representation of the Company in judicial and/or administrative proceedings, except for acts involving a waiver of rights; and

VI.

performance of routine clerical functions, including with respect to governmental agencies, mixed-capital companies (sociedade de economia mista), commercial registries, labor courts, INSS (National Social Security Institute), FGTS (Severance Pay Fund) and their collecting banks, and similar entities.

Paragraph 3 – The Board of Directors may authorize the performance of specific acts wherein the Company will be bound by the signature of a single executive officer or a single duly appointed attorney-in-fact, and may also define authorities and limits for performance of acts by a single representative.

Paragraph 4 – The following rules will apply to the appointment of attorneys-in-fact:

I.    all powers of attorney will be granted by the Chief Executive Officer or his substitute, acting together with another executive officer, and they will have a limited scope and validity, except for powers for representation in judicial or administrative proceedings, which may have an indefinite validity; and

II.    a power of attorney for performance of an act that requires prior authorization of the Board of Directors may only be granted after such authorization is given, which fact will be mentioned in the power of attorney.

Part III

Fiscal Council

Section 43 – The Fiscal Council of the Company will operate on a permanent basis and will be composed of at least three (3) and no more than five (5) members and an equal number of alternates, who may be shareholders or non-shareholders, all residents of Brazil. The Fiscal Council members will be elected by the Shareholders’ Meeting and will have such duties as are provided for by law.

Paragraph 1 – The rules in Section 31 hereof for election of the members of the Board of Directors of the Company will also apply to election of the members of the Fiscal Council, to the extent that such rules are pertinent and do not conflict with the provisions of this Section.

Paragraph 2 – The Shareholders’ Meeting will designate the Chairman and the Vice Chairman of the Fiscal Council from among its elected members.

Paragraph 3 – If in accordance with the terms of Section 56 hereof the Company comes under the control of a controlling shareholder or a parent company, as defined by law, the minority shareholders, as long as they represent in the aggregate 10% or more of the outstanding shares, will have the right to elect, in a separate vote, one committee member and his alternate.

Paragraph 4 – The compensation of the members of the Fiscal Council will be fixed by the Shareholders’ Meeting that elects them, in compliance with applicable statutory requirements and limitations and with due regard for their experience, background and reputation.

Section 44 – The Fiscal Council will hold regular meetings every calendar quarter to examine the interim balance sheet and other financial statements prepared from time to time by the Company; provided that the Fiscal Council may hold extraordinary meetings whenever called by its Chairman, on his own initiative or at the request of any its members.

Paragraph 1 – Special meetings will be called by written notice containing the agenda for the meeting, as well as an indication of its place, date and time.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 2 – A meeting of the Fiscal Council may be called to order upon attendance by at least three (3) members or alternates, and the Fiscal Council will pass its resolutions by a majority vote of the members in attendance.

Section 45 – The Fiscal Council will approve a set of internal regulations implementing the provisions of law and these Bylaws that deal with the Fiscal Council.

Paragraph 1 – It will be incumbent on the Chairman of the Fiscal Council to convey to all members of the Fiscal Council the communications received from the management bodies of the Company and its independent auditors, and to forward to such management bodies any requests received from its members.

Paragraph 2 – The members of the Fiscal Council will carry out their functions in the best interest of the Company, even where they are elected by a group or a class of shareholders.

Paragraph 3 – In light of the illegality of the act in question and based on a well-grounded decision, the Fiscal Council may refuse to comply with a request for provision of information, clarification or special financial statements, or for determination of any specific fact.

Part IV

Meetings of the Management Bodies

Interval of Meetings

Section 46 – The Board of Directors of the Company will meet on a regular basis eight times a year, according to a time table to be announced always during the first month of each fiscal year by the Chairman of the Board of Directors, provided, further, that extraordinary meetings may be held whenever necessary.

Notice

Section 47 – The directors and executive officers of the Company will be called to attend the meetings of the relevant bodies by personal written notice given at least three business days in advance by letter, e-mail or any other means that permits acknowledgement of receipt by the addressee.

Paragraph 1 – Such notice will be accompanied by a list of the matters to be discussed and considered during the meeting, as well as all required supporting documentation.

Paragraph 2 – The meetings of the management bodies may be called to order irrespective of notice where all members are in attendance.

Paragraph 3 – In case of duly justified urgency, the Chairman of the Board of Directors may call meetings, pursuant to paragraph 1 of this Section, in which case, the meeting will only be convened with the attendance of at least two-thirds (2/3) of its members.

Quorum and Voting Requirement

Section 48 – The meetings of the management bodies may only be called to order and transact business if a majority of the relevant members are in attendance; a director or executive officer will be deemed to be present at a meeting if he/she participates via telephone conference, video conference, telepresence, e-mail or any other means of communication that allows identification of such director or executive officer. In this case, directors and executive officers will be deemed in attendance for purposes of quorum and voting, and their vote will be deemed valid for all legal purposes, and must be included in the minutes of the meeting.

Section 49 – Except as otherwise expressly provided in these Bylaws, the resolutions at the meetings of the management bodies will be passed by a majority vote of the members in attendance.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Article VI

Financial Statements and Distribution of Income

Fiscal Year and Financial Statements

Section 50 – The fiscal year of the Company will begin on January 1 and will end on December 31 of each year.

Paragraph 1 – At the end of each fiscal year, the Board of Executive Officers will prepare the following financial statements, in accordance with the applicable provisions of law:

I.	balance sheet;

II.	statement of changes in stockholders’ equity;

III.	income statement;

IV.	statement of changes in financial position; and

V.	statement of cash flows.

Paragraph 2 – Together with the financial statements for the fiscal year, the Board of Directors will submit to the Annual Shareholders’ Meeting a proposal for allocation of the net income of the Company, subject to the provisions of these Bylaws and applicable legislation.

Mandatory Dividend

Section 51 – The shareholders will be entitled to receive each fiscal year as a mandatory dividend a percentage equivalent to 25% of the net income for the year, as adjusted according to the following rules:

I.	the net income for the fiscal year will be reduced or increased by the following amounts:

a)	the amounts allocated to the legal reserve; and

b)	the amounts allocated to a contingency reserve for anticipated losses, and reversal of any such reserve established in a preceding year;

II.	payment of dividend pursuant to item I above may be capped at the amount of the net income realized during the year, provided that the difference is recorded in an unrealized revenue reserve;

III.	profits recorded in the unrealized revenue reserve, once realized and to the extent not offset by losses in subsequent years, will be added to the first dividend to be paid after realization.

Paragraph 1 – The dividend provided for in this Section will not be mandatory for a given fiscal year if the Board of Directors informs the Shareholders’ Meeting that such dividend is not consistent with the financial condition of the Company. The Fiscal Council will issue an opinion on such information and the managers of the Company will submit to CVM, within five days after the Shareholders’ Meeting, an explanation justifying the information conveyed to the Shareholders’ Meeting.

Paragraph 2 – Any income that fails to be distributed pursuant to Paragraph 1 will be recorded in a special reserve and, to the extent not offset by losses in subsequent years, will be paid as a dividend as soon as the financial condition of the Company so permits.

Paragraph 3 – In accordance with prevailing income tax regulations, during each fiscal year the Board of Directors may pay or credit interest on stockholders’ equity, contingent on a subsequent confirmation by the Annual Shareholders’ Meeting that will review the financial statements for the year.

Paragraph 4 – Interest on stockholders’ equity will be applied against any dividends declared by the Company.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Investment and Working Capital Reserve

Section 52 – The Company will maintain an Investment Reserve towards which up to 75% of the adjusted net income for the year may be applied by a proposal of the Board of Directors in order to: (i) secure funds for investments in fixed assets, without prejudice to retention of earnings pursuant to Section 196 of Law No. 6,404/76; (ii) increase working capital; or (iii) carry out a redemption or purchase of shares of the Company’s capital stock or make payment to dissenting shareholders.

Paragraph 1 – In keeping with the applicable statutory limitation, such reserve may not exceed 80% of capital stock.

Paragraph 2 – According to a proposal of the Board of Directors, the Shareholders’ Meeting may at any time declare a dividend to be paid with funds standing to the credit of the reserve referred to in this Section, or apply the balance thereof, wholly or in part, to an increase of the capital stock, including by way of a stock dividend.

Interim Dividends

Section 53 – The Board of Directors may approve the preparation of semi-annual balance sheets and may declare interim dividends. The Board may also prepare balance sheets and distribute dividends for shorter periods, provided that all dividends paid during the semi-annual period of each fiscal year do not exceed the capital reserves of the Company.

Sole Paragraph – The Board of Directors may declare dividends to be paid out of retained earnings or an earnings reserve shown in the latest annual or semi-annual balance sheet.

Profit Sharing

Section 54 – The Shareholders’ Meeting may pay profit sharing to the directors and executive officers of the Company, subject to applicable statutory limitations.

Paragraph 1 – Profit sharing may only be paid with respect to a fiscal year in which the mandatory dividend referred to in Section 51 hereof is paid to the shareholders.

Paragraph 2 – In the event the Company pays an interim dividend out of earnings shown in a semi-annual balance sheet, in an amount equal to at least 25% of the net income for the period calculated pursuant to Section 53 hereof, the Board of Directors may approve payment of profit sharing to the directors and executive officers with respect to such semi-annual period, contingent on subsequent confirmation by the Shareholders’ Meeting.

Article VII

Protection of Dispersed Ownership

Monitoring of Equity Interests

Section 55 – In addition to the provisions of Paragraph 2 of Section 8 and Paragraph 2 of Section 10 hereof, and without prejudice to the remaining provisions of these Bylaws, the Company, through a working group coordinated by the Investor Relations Officer, will monitor changes in the equity interests in the Company held by its shareholders, in order to prevent and, as the case may be, report any breach of these Bylaws and applicable rules and regulations, pursuant to Paragraph 1 below, as well as recommend to the Shareholders’ Meeting imposition of the penalties provided for in Section 16 hereof.

Paragraph 1 – If at any time the Investor Relations Officer detects a breach of any restriction as to the limit of shares owned by a single shareholder or Shareholder Group, the Investor Relations Officer will immediately report such fact: (i) to the Chairman of the Board of Directors; (ii) to the Board Member elected by the Brazilian Federal Government, in its capacity as holder of the Golden Share; (iii) to the Chief Executive Officer; (iv) to the members of the Fiscal Council; (v) to the B3; and (vi) to the CVM.

Paragraph 2 – The Investor Relations Officer may require the shareholders and Shareholder Groups of the Company to disclose their direct and/or indirect capital structure as well as the composition of their direct and/or indirect tranche of control stock and, as the case may be, the corporate and business groups to which they belong, de facto or de jure.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Tender Offer in Case of Purchase of Substantial

Interest and Disposal of Controlling Interest

Section 56 – Any shareholder or Shareholder Group (an “Acquiring Shareholder”) that acquires or becomes the holder for any reason of: (i) 35% or more of the Company’s issued shares; or (ii) other rights, including under a usufruct or trust by will (fideicomisso), related to outstanding shares of the Company that represent more than 35% of the capital stock must, within no more than 15 days after such acquisition or event that resulted in ownership of shares or rights in excess of the foregoing limit, submit to the Brazilian Federal Government as the holder of the Golden Share, through the Ministry of Economy, a request to conduct a tender offer for all outstanding shares of the Company, subject to the provisions of applicable regulations, the rules issued by the B3 and the provisions of this Section.

Paragraph 1 – The Brazilian Federal Government as the holder of the Golden Share may accept or refuse such request for a tender offer, in its sole discretion. If the request is accepted, the Acquiring Shareholder will carry out the tender offer within 60 days from approval, in the manner described in this Section. If the request is refused, the Acquiring Shareholder, within 30 days from communication of refusal, must sell all its shares that exceed the aforesaid limit.

Paragraph 2 – The Acquiring Shareholder will provide the Chief Executive Officer of the Company with a copy of all documents related to the request for a tender offer delivered to or by the Brazilian Federal Government.

Paragraph 3 – During the period from request for a tender offer until a positive or negative reply from the Brazilian Federal Government, the Acquiring Shareholder may not acquire or dispose of any shares or convertible securities of the Company.

Paragraph 4 – The price at which each share of the Company may be purchased in the tender offer cannot be less than the result of the following formula:

TO Price = Value of Share + Premium

where:

“TO Price” corresponds to the acquisition price for each outstanding share of the Company in the tender offer provided for in this Section.

“Value of Share” corresponds to the greatest of: (i) the highest unit quotation obtained for the shares issued by the Company during the 12-month period prior to the tender offer among values recorded on any stock exchange on which such shares were traded; (ii) the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the tender offer, for a share or tranche of shares issued by the Company; (iii) an amount equivalent to 14.5 times the Average Consolidated EBITDA of the Company (as defined below) reduced by the consolidated net indebtedness of the Company, divided by the total number of outstanding shares; and (iv) an amount equivalent to 0.6 times the backlog of the Company, according to the latest information disclosed by the Company, reduced by the consolidated net indebtedness of the Company, divided by the total number of outstanding shares.

“Premium” corresponds to 50% of the Value of Share.

“Consolidated EBITDA of the Company” is the consolidated operating profit of the Company before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, based on the audited consolidated financial statements for the most recent full fiscal year of the Company, as published.

“Average Consolidated EBITDA of the Company” is the arithmetic average of the Consolidated EBITDA’s of the Company for the two most recent full fiscal years.

Paragraph 5 – For the purposes of Paragraph 4 above, in the case of shares represented by depositary certificates (including shares covered by a Depositary Receipts program), the quoted price of each share will be determined by the division: (i) of the quoted price of the relevant depositary certificate in the market in which it is traded; by (ii) the number of shares represented by such certificate.

Paragraph 6 – A tender offer as mentioned in the leading paragraph of this Section will not preclude another shareholder of the Company from carrying out a competing tender offer, pursuant to applicable regulations.

Paragraph 7 – The Acquiring Shareholder will comply with any requests or requirements that may be made by CVM, within the time periods prescribed by applicable regulations.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 8 – The tender offer will necessarily follow the principles and procedures listed below, in addition to those expressly contemplated in Section 4 of CVM Instruction No. 361, of March 5, 2002 (“CVM Instruction No. 361/02”), and in the Novo Mercado Regulations, where applicable:

I.	be addressed to all shareholders of the Company, without any distinction;

II.	be carried out through an auction to be conducted on the B3;

III.

be made so as to assure equal treatment to all shareholders, providing them with adequate information on the Company and the offeror, as well as with elements to support a careful and independent decision as to acceptance of the tender offer;

IV.	irrevocable and not subject to any changes after publication of the public notice for the offer, pursuant to CVM Instruction No. 361/02;

V.

launched at a set price calculated according to the provisions of this Section, such price to be paid upfront, in Brazilian currency, as consideration for the acquisition of shares of the Company in the tender offer; and

VI.

be supported by an appraisal report of the Company prepared by a firm of recognized international standing and independence, and expertise in economic appraisal of public companies, such report to be prepared in accordance with the criteria listed in Section 8 of CVM Instruction No. 361/02, with due regard for the criteria in Paragraph 4 above as regards the minimum price for the offer.

Paragraph 9 – In the event the Acquiring Shareholder fails to meet the obligations imposed by this Section, including as regards compliance with time limits: (i) to request the authorization of the Brazilian Federal Government to conduct the tender offer; (ii) to conduct the tender offer; or (iii) to meet any requests or requirements made by the CVM, then the Board of Directors of the Company will call an Extraordinary Shareholders’ Meeting, at which the shareholder or Shareholder Group in question will be barred from voting, to take action on the suspension of shareholder’s rights with respect to such shareholder or Shareholder Group, as provided in Section 16 hereof.

Paragraph 10 – For determination of the percentage of 35% of the total outstanding shares of the Company, as mentioned in the leading paragraph of this Section, any involuntary percentage increases in ownership interests resulting from a cancellation of treasury shares will be disregarded.

Article VIII

Registration as a Publicly Held Company and Novo Mercado

Section 57 – The voluntary delisting from the Novo Mercado segment may occur: (i) regardless of any tender offer, in the event of dismissal approved by the Shareholders’ Meeting of the Company, pursuant to Section 18, item X, of these Bylaws, or (ii) in the absence of such dismissal, if preceded by a tender offer that complies with the procedures set forth in the regulation enacted by the CVM on tender offers for delisting as a publicly held company, meeting the following requirements:

I.	the offered price must be fair, and, therefore, it might be possible to request a new appraisal of the Company, pursuant to Section 4-A of Law No. 6,404/76; and

II.

shareholders holding more than one-third (1/3) of the outstanding shares must accept the tender offer or expressly agree with the delisting from the Novo Mercado segment without effecting the sale of shares.

Paragraph 1 – For purposes of this Section 57, outstanding shares are only the shares whose holders expressly agree to delist from the Novo Mercado segment or qualify for the tender offer auction, pursuant to the regulation enacted by the CVM applicable to tender offers of publicly held companies for delisting.

Paragraph 2 – If the quorum mentioned in the paragraph above is reached: (i) those who accepted the tender offer cannot be submitted to an apportionment in the sale of their equity interest, subject to the procedures of dismissal of the limits set forth in the regulation enacted by the CVM applicable to tender offers; and (ii) the offeror must purchase the remaining outstanding shares within one (1) month from the date of the auction, for the final tender offer price of the auction, adjusted until the date of effective payment, pursuant to the tender offer notice and applicable regulation, which must occur within fifteen (15) days from the date of exercise of this option by shareholders.

Section 58 – The tender offer for shares for the cancellation of the registration of the Company or category conversion in the CVM registry shall be carried out at a fair price according to applicable laws and regulations.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Section 59 – Subject to the provisions of these Bylaws and without prejudice to applicability of the provisions of Section 56 above, the direct or indirect sale of control of the Company, in a single transaction or a series of successive transactions must be agreed upon under the condition that the purchaser will make a tender offer for the shares issued by the Company and held by the other shareholders, subject to the terms of and within the time limits prescribed in applicable regulations and the Novo Mercado Regulations, so that the holders of such shares will receive the same treatment as is accorded to the seller.

Section 60 – A single tender offer of shares may be conducted for more than one of the purposes contemplated in this Article VIII, the Novo Mercado Regulations or the regulations issued by CVM, provided that it is possible to harmonize the procedures of the various types of tender offer and there is no loss to the offerees, and provided, further, that CVM gives its consent, where required by applicable law.

Section 61 – The Company or the shareholders responsible for a tender offer under these Bylaws, the Novo Mercado Regulations or the regulations issued by the CVM may ensure the conduct thereof through any shareholder, a third party or, as the case may be, the Company. The Company or the shareholder, as the case may be, will not be released from the obligation to carry out a tender offer until such time as it has been completed in compliance with applicable rules.

Article IX

Arbitration

Section 62 – The Company, its shareholders, directors, executive officers and members of the fiscal council, including acting and alternate members, if any, agree to settle by arbitration, to be conducted by the Market Arbitration Panel (Câmara de Arbitragem do Mercado), pursuant to its regulation, any disagreements among them arising from or in relation to the condition of issuer, shareholders, directors, executive officers and members of the fiscal council, in particular, pursuant to the provisions of Law No. 6,385, Law No. 6,404/76, the Bylaws of the Company, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of the capital markets in general, in addition to the provisions contained in the Novo Mercado Regulations, other B3 regulations and the Novo Mercado Participation Agreement.

Paragraph 1 – The provisions of this Section will not apply in the case of disputes or disagreements related to or deriving from the Golden Share held by the Brazilian Federal Government or the rights and prerogatives thereof under the law or these Bylaws, which will be submitted to the jurisdiction of the central courts of the judicial district of the City of Brasília (Federal District).

Paragraph 2 – The investiture of directors, executive officers and members of the fiscal council, including acting and alternate members, is contingent on the execution of the investiture instrument, which must set forth that they are subject to the arbitration clause set forth in this Section 62.

Article X

Section 63 – The Company may enter into agreements with, or approve indemnity policies covering the members of, the Board of Directors, Fiscal Council, Board of Executive Officers and committees of the Company or its controlled companies, as well as certain employees of the Company or its controlled companies (“Beneficiaries”), for whom the Company agrees to bear or reimburse certain expenses, costs and damages effectively incurred by the Beneficiaries, during or after the period of their relationship with the Company, related to arbitration, judicial or administrative proceedings, involving acts practiced in carrying out the Beneficiaries’ duties, from the date of their investiture or beginning of the employment relationship with the Company, as applicable.

Paragraph 1 – Without prejudice to other events set forth in agreements or indemnity policies approved by the Board of Directors, the Company will not make disbursements in favor of Beneficiaries based on these agreements or indemnity policies in the following cases:

I.	acts practiced outside the regular scope of the Beneficiaries’ duties;

II.	acts practiced by Beneficiaries in bad faith, willful misconduct, with gross negligence or upon fraud;

III.	acts practiced by Beneficiaries in their own interest or the interests of third parties, to the detriment of the corporate interest of the Company; or

IV.	indemnifications resulting from the action for damages provided in Section 159 of Law No. 6,404/76 or reimbursement for losses provided in Section 11, paragraph 5, item II, of Law No. 6,385/76.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.

Paragraph 2 – The indemnity agreements or policies must be adequately disclosed and provide for, without limitation:

I.	the applicable terms and conditions;

II.	mechanisms to identify and handle conflicts of interest; and

III.	the procedure to be adopted in the decision-making process regarding the execution of indemnity agreements by the Company and the payment of amounts by the Company.

Paragraph 3 – In the cases that, after a final and unappealable judgment is rendered, it is confirmed that the act practiced by a Beneficiary is not indemnifiable pursuant to the indemnity agreement or policy approved by the Board of Directors, any amounts paid by the Company relating to such act based on the Beneficiary’s obligations set forth in such indemnity agreements or policies must be returned by Beneficiaries.

As approved by the Annual and Extraordinary Shareholders’ Meeting on April 29, 2020.

This is a free translation of Embraer S.A. bylaws. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this bylaws, the Portuguese version shall prevail.